Nicor Inc.
Form 10-K
Exhibit 10.54

FIRST AMENDMENT
TO
NICOR INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, NICOR Inc. (the “Company”) previously established the NICOR Inc. Directors’ Deferred Compensation Plan, as amended and restated effective as of January 1, 2008 (the “Plan”); and
WHEREAS, the Company desires to amend the Plan in certain respects effective as of January 1, 2008.
NOW THEREFORE, the Plan is hereby amended as follows:

I.  Section 2 of the Plan is deleted in its entirety and the following new Section 2 is substituted in lieu thereof:
“SECTION 2.  Participation.  A Director of the Company may elect to defer the payment or portion thereof owed for the:

(i)            retainers; or

(ii)           meeting fees; or

(iii)          awards under the NICOR Inc. Directors Stock Value Plan made after January 1, 2008; or

(iv)          any combination of (i)-(iii) above.

Such election must be communicated to the Company in writing prior to December 31 of the year prior to the term for which the Director may be reelected.  For a Director first elected or appointed to the Board, such election shall be communicated to the Company in writing within thirty (30) days of the date the Director is first elected or appointed to the Board; provided such deferment shall apply only to the compensation earned after such written election is communicated to the Company.  Once made an election shall continue in force with respect to succeeding terms of the Director’s service unless the Director shall advise the Company in writing prior to December 31 of the year prior to the year of reelection that he or she elects to terminate or change the terms of such deferment effective with such reelection.  In addition, such election shall specify the manner and date on which the Director elects to receive payment of the deferred amount under Subsection 3.1 below.  Directors who were Directors on January 1, 2008, shall file an election as to the time and form of payment of all their deferrals, whether made prior to or after such date by December 31, 2008; provided, no such election may accelerate payment of any deferrals into 2008.  Notwithstanding any deferral election in existence to the contrary, no meeting fees paid after the Director’s Separation from Service (whether or not earned prior to such Separation from Service) may be deferred under this Plan.”

II.  Subsection 3.4 of the Plan is deleted in its entirety and the following new Subsection 3.4 is substituted in lieu thereof:

“3.4
As an alternative to an interest equivalent, a Director may elect to have all or any portion of his or her compensation converted into share units, each reflecting a share of the Company’s common stock.  If this alternative is elected, the Director’s deferred account will be credited with an amount per share unit equal to the per share dividends and distributions paid on the Company’s common stock during the period the share unit is in the deferred account, which amount shall in turn be converted into share units.  The Director’s right to the dividend equivalent shall accrue on the date the dividend is declared.  However, the number of share units credit to a Director’s account for (i) deferred payment of retainers, meeting fees and awards made during 2008 under the Nicor Inc. Directors’ Stock Value Plan (the “Stock Value Plan”) and dividend equivalents on all deferred compensation shall be determined on the basis of the closing market composite price for the Company’s common stock as reported on the New York Stock Exchange Composite Transactions on the last trading day preceding the deferred compensation or dividend payment date and (ii) deferred payment of any award made after 2008 under the Stock Value Plan shall be based on the closing market composite price for the Company’s common stock as reported on the New York Stock Exchange Composite Transactions on the applicable award date specified for that award under the Stock Value Plan.  For Separations from Service occurring on and after July 26, 2007, the share units in the Director’s account shall be converted to a cash equivalent based on the closing market composite price for the Company’s common stock as reported on the New York Stock Exchange Composite Transactions on the first trading day after the date the Director incurs a Separation from Service.”